Exhibit 99.1
[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS
-- Record period-end loans and deposits, strong fee income, and prudent operating expense management temper COVID-19 related increase in loan loss provision --

MADISON, Wis., April 23, 2020 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (Nasdaq:FBIZ) reported first quarter 2020 net income of $3.3 million, or diluted earnings per share of $0.38, highlighted by record period-end loans and deposits, strong private wealth management and swap fee income, and well-managed operating expenses. The quarter’s solid performance was impacted by a $3.2 million provision for loan and lease losses primarily due to the COVID-19 pandemic.
“Given the current environment, we are extremely proud of all of our people, their exceptional support of one another, and their dedication to providing proactive and uninterrupted service to our clients,” said Corey Chambas, President and Chief Executive Officer. “While we had solid fundamental operating performance in the first quarter, what is even more important now is how we were able to assist our small and mid-sized business clients with their need for Paycheck Protection Program loans. Our expertise and experience in SBA lending has proven to be invaluable to our clients as we help them navigate this important source of emergency funding in these extraordinary times.”
Summary results as of and for the quarter ended March 31, 2020:

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Robust liquidity position includes record in-market deposits of $1.383 billion, total deposits of $1.500 billion, and cash, short-term investments, and securities at their highest level since mid-2016 at $301.3 million at period end, as well as more than $200 million in Federal Home Loan Bank (“FHLB”) borrowing availability.

•
Gross loans and leases receivable grew to a record $1.743 billion at period end, up 6.7% annualized during the first quarter of 2020 and 5.2% from March 31, 2019. Line of credit utilization during these same periods of comparison was relatively unchanged.

•
The allowance for loan and lease losses increased $3.2 million, or 16.5%, compared to December 31, 2019 primarily due to an increase in the general and specific reserves driven by the COVID-19 pandemic. The allowance for loan and lease losses increased to 1.30% of total loans, compared to 1.14% and 1.23% in the linked and first quarter of 2019, respectively.

•	Provision for loan and lease losses totaled $3.2 million in the first quarter of 2020, compared to $1.5 million in the linked quarter and $49,000 in the first quarter of 2019.

•
Fees in lieu of interest, defined as prepayment fees, asset-based loan fees, and non-accrual interest, totaled $722,000 in the first quarter of 2020, compared to $1.8 million in the linked quarter and $2.2 million in the first quarter of 2019.

•
Private wealth management service fees grew to $2.1 million, while swap fees, loan fees, and service charges remained strong in the quarter, partially offsetting lower gains on the sale of SBA loans. Swap fee income totaled $1.7 million in the first quarter of 2020, compared to a record $2.3 million in the linked quarter and $473,000 in the first quarter of 2019.

•
Operating expense, which excludes certain one-time and discrete items as defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release, totaled $15.9 million in the first quarter of 2020, compared to $16.6 million in the linked quarter and $15.2 million in the first quarter of 2019.

•
No tax credit activity was recognized during the first quarter of 2020 or the linked quarter, compared to $1.9 million in expense during the first quarter of 2019 due to the impairment of an in-market federal historic tax credit investment, which corresponded with the recognition of a $2.8 million tax credit.

Financial Highlights
As of and for the quarter ended March 31, 2020 compared to the linked quarter and prior year quarter:

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2020	December 31, 2019	March 31, 2019
Net interest income	$17,050	$18,474	$17,754
Adjusted non-interest income (1)	6,418	7,231	4,638
Operating revenue (1)	23,468	25,705	22,392
Operating expense (1)	15,897	16,649	15,236
Pre-tax, pre-provision adjusted earnings (1)	7,571	9,056	7,156
Less:
Provision for loan and lease losses	3,182	1,472	49
Net loss (gain) on foreclosed properties	102	(17)	—
Amortization of other intangible assets	9	7	11
SBA recourse provision	25	21	481
Tax credit investment impairment	113	113	2,014
Add:
Net loss on sale of securities	(4)	(42)	—
Income before income tax expense	4,136	7,418	4,601
Income tax expense (benefit)	858	1,650	(1,298)
Net income	$3,278	$5,768	$5,899
Earnings per share, diluted	$0.38	$0.67	$0.67
Book value per share	$22.83	$22.67	$21.12
Tangible book value per share (1)	$21.44	$21.27	$19.75

Net interest margin	3.44%	3.73%	3.79%
Net interest margin, excluding fees in lieu of interest (1)	3.30%	3.37%	3.32%
Efficiency ratio	67.74%	64.77%	68.04%
Return on average assets	0.62%	1.09%	1.20%
Pre-tax, pre-provision adjusted return on average assets (1)	1.44%	1.72%	1.45%
Return on average equity	7.14%	11.93%	13.67%

Period-end loans and leases receivable	$1,743,399	$1,714,635	$1,656,646
Average loans and leases receivable	$1,733,742	$1,744,308	$1,644,453
Period-end in-market deposits	$1,383,299	$1,378,903	$1,239,494
Average in-market deposits	$1,366,142	$1,350,107	$1,187,914
Allowance for loan and lease losses	$22,748	$19,520	$20,449
Allowance for loan and lease losses as a percent of total gross loans and leases	1.30%	1.14%	1.23%
Non-performing assets	$29,566	$23,532	$26,087
Non-performing assets as a percent of total assets	1.35%	1.12%	1.30%

(1)
This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.

COVID-19 Update
“First Business’s work to ensure business continuity and responsive client service included proactive engagement by relationship managers with our clients to address their needs in this challenging time, leveraging our comprehensive digital banking and service platforms, and enabling almost all of our employees to serve our clients remotely from the safety of their homes,” Chambas said.
Business Continuity Plan
During March 2020, management activated its previously developed Pandemic Preparedness Plan, taking the following actions to protect the health of employees and clients, while continuing to exceed client needs:

•	Limited lobby hours.

•	Increased, proactive communication with employees and clients via phone, video conferencing, email, and other digital tools, while prohibiting business travel.

•	Transitioned over 90% of employees to remote work.
No furloughs or layoffs have been made to date, nor does management currently anticipate future employee furloughs or layoffs related to COVID-19.
Paycheck Protection Program
A team of nearly 60 employees, over 20% of the Company’s workforce, started accepting and processing applications for loans under the Paycheck Protection Program (“PPP”) on Friday, April 3, 2020, when the program was officially launched by the SBA and Treasury Department under the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). As of April 22, 2020, the Company had received over 600 applications from existing clients, received conditional approval from the SBA in excess of $300 million, disbursed approximately $280 million in funds, and is expected to generate processing fee income of approximately $8.5 million. Management expects to fund these short-term loans through a combination of excess cash held at the Federal Reserve, short-term FHLB advances, and participation in the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”).
Liquidity Sources
Management has reviewed all primary and secondary sources of liquidity in preparation for any unforeseen funding needs due to the COVID-19 pandemic and prioritized based on available capacity, term flexibility, and cost. As of March 31, 2020, the Company had the following sources of liquidity (excluding the Company’s ability to participate in the PPPLF):

(Unaudited)	As of
(in thousands)	March 31, 2020
Excess cash held at the Federal Reserve	$73,303
Reciprocal deposits held off-balance sheet	50,000
Collateral value of unencumbered pledged loans	123,030
Market value of unencumbered securities	138,475
Total sources of liquidity	$384,808
In addition to the above primary sources of liquidity, as of March 31, 2020, the Company also had access to $53.5 million in federal funds lines with various correspondent banks and significant experience accessing the highly liquid brokered certificate of deposit market.
Capital Strength
The Company’s capital ratios continued to exceed the highest required regulatory benchmark levels.

•
Total capital to risk-weighted assets was 11.74%, tier 1 capital to risk-weighted assets was 9.45%, tier 1 leverage capital to adjusted average assets was 9.33%, and common equity tier 1 capital to risk-weighted assets was 8.96%. Tangible common equity to tangible assets was 8.41%.

•
Effective March 16, 2020, management suspended the Company’s current stock repurchase program due to the uncertainty surrounding the COVID-19 pandemic. As of March 16, 2020, the Company had repurchased 141,137 shares of its common stock at a weighted average price of 24.62 per share, for a total value of $3.5 million. The company has $1.5 million of buyback authority remaining as of March 16, 2020.

•
As previously announced, during the first quarter of 2020, the Company’s Board of Directors declared a regular quarterly dividend of $0.165 per share. The dividend was paid on February 13, 2020 to stockholders of record at the close of business on February 3, 2020. Measured against first quarter 2020 diluted earnings per share of $0.38, the dividend represents a 43.4% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.
Deferral Requests
As of March 31, 2020, the Company had processed 64 deferral requests, representing $59.8 million in total outstanding loans. As of April 22, 2020, the Company had processed 267 deferral requests, representing $196.6 million in total outstanding loans. Management anticipates this activity will continue throughout the second quarter of 2020 and beyond.
Exposure to Stressed Industries
Certain industries are widely expected to be particularly impacted by social distancing, quarantines, and the economic impact of the COVID-19 pandemic, such as the following:

(Unaudited)	As of
(in thousands)	March 31, 2020
Industries:	Outstanding Exposure	% Gross Loans and Leases
Retail (1)	$75,442	4.3%
Hospitality	68,725	3.9%
Entertainment	11,086	0.6%
Restaurants & food service	15,992	0.9%
Total outstanding exposure	$171,245	9.8%

(1)	Includes $42.2 million in loans secured by commercial real estate.

As of March 31, 2020, the Company had no meaningful direct exposure to the energy or airline industries and does not participate in shared national credits.
Because of the significant uncertainties related to the ultimate duration of the COVID-19 pandemic and its potential effects on our clients and prospects, and on the national and local economy as a whole, there can be no assurances as to how the crisis may ultimately affect the Company’s loan portfolio.
First Quarter 2020 Compared to Fourth Quarter 2019
Net interest income decreased $1.4 million, or 7.7%, to $17.1 million.

•
Net interest income reflected a decrease in average loans and leases, net interest margin, and loan fees received in lieu of interest. Fees in lieu of interest, which can vary from quarter to quarter based on client-driven activity, totaled $722,000, compared to $1.8 million. Excluding fees in lieu of interest, net interest income decreased $339,000, or 2.0%.

•
Net interest margin decreased 29 basis points to 3.44% from 3.73%. Excluding fees in lieu of interest, net interest margin decreased seven basis points to 3.30% from 3.37% primarily due to a decline in average loan yields following the Federal Open Market Committee’s (“FOMC”) decision to reduce the target federal funds interest rate 150 basis points during the first quarter of 2020, which more than offset the decline in the average rate paid on deposits. The average yield on loans and leases receivable decreased 51 basis points to 5.04% and the average rate paid on in-market deposits decreased 19 basis points to 0.96%, compared to the average decrease in the target federal funds interest rate of 42 basis points.

•
The yield on variable-rate loans tied to LIBOR dropped in anticipation of the FOMC’s decision to decrease the target federal funds rate, while the reduction in deposit rates generally coincided with the timing of the actual federal funds rate decrease. Management believes this decrease in yield is temporary given our active balance sheet management, expected continued reduction in deposit costs, and improved loan mix driven by strong production in our higher yielding specialty finance business lines.

•	Average loans and leases receivable decreased $10.6 million, or 2.4%, to $1.734 billion.
Non-interest income decreased $775,000, or 10.8% to $6.4 million.

•
Private wealth management fee income increased $39,000, or 1.9% to $2.1 million. Trust assets under management and administration measured $1.664 billion at March 31, 2020, down $227.7 million, or 12.0%, due to the precipitous drop in equity prices in late March 2020.

•
Commercial loan interest rate swap fee income decreased $586,000, or 25.8%, to $1.7 million compared to a record $2.3 million. Interest rate swaps continue to be an attractive product for the Company’s commercial borrowers, although associated fee income can vary from period to period based on client demand and the interest rate environment in any given quarter.

•
Gains on sale of SBA loans decreased $200,000, or 43.0%, to $265,000 compared to $465,000. While there were interruptions to closings due to the COVID-19 pandemic, the Company’s pipeline continues to grow period over period and management believes the gain on sale of traditional SBA loans (i.e., SBA loans unrelated to the recently launched PPP) will increase at a measured pace over time, assuming uninterrupted access to the regular 7(a) loan program.

Non-interest expense decreased $627,000, or 3.7%, to $16.1 million. Operating expense decreased $752,000, or 4.5%, to $15.9 million.

•
Compensation expense increased $22,000, or 0.2%, to $11.1 million. The increase in compensation reflects annual merit increases partially offset by a decrease in the Company’s performance-based incentive compensation accrual based on estimated full year 2020 results in light of the economic impact of the COVID-19 pandemic.

•	Professional fee expense decreased $138,000, or 14.4%, to $819,000, primarily due to lower audit and consulting fees.

•	Marketing expense decreased $149,000, or 24.4%, to $461,000, due to temporary postponement of various marketing plans due to the COVID-19 pandemic.

•
FDIC insurance expense increased $162,000 to $208,000. The Company received an assessment credit of $458,000 in 2019, $143,000 in the linked quarter and $315,000 in the third quarter of 2019, as the Deposit Insurance Fund (“DIF”) reached 1.38%, exceeding the statutorily required minimum ratio of 1.35% and requiring the FDIC to distribute assessment credits to small banks for their portion of their assessments that contributed to the growth in the reserve ratio.

•
Other non-interest expense decreased $764,000, or 48.4%, to $816,000. The linked quarter included a one-time right-of-use impairment of $299,000 from vacating and subleasing unused office space in our Kansas City market. The decline also included a decrease in business travel and training costs due to the Company’s adherence to COVID-19 stay-at-home orders.

Total period-end loans and leases receivable increased $28.8 million, or 6.7% annualized, to $1.743 billion.

•
Commercial and industrial (“C&I”) loans increased $16.5 million, or 13.2% annualized. This includes a $8.7 million, or 136.8% annualized, increase in purchased receivables from the Company’s nationwide accounts receivable financing division, First Business Growth Funding.

•	Commercial real estate loans increased $6.3 million, or 2.2% annualized, driven primarily by an increase in construction loans.
Total period-end in-market deposits increased $4.4 million, or 1.3% annualized, to $1.383 billion.

•
Transaction accounts increased $77.2 million and money market accounts decreased $64.5 million as clients started to favor the safety and soundness of the Company’s full FDIC insured reciprocal deposit product over interest rate.

•	Similarly, certificates of deposits decreased $8.3 million as client preferences continued to shift towards more liquid products.

•	Total period-end in-market deposits represent 73.2% of total bank funding compared to 75.5%. Total bank funding is defined as total deposits plus FHLB advances.
Period-end wholesale funding, including FHLB advances, brokered certificates of deposit, and deposits gathered through internet deposit listing services, increased $58.9 million to $505.3 million.

•
Brokered certificates of deposit decreased $34.6 million to $116.8 million, as the existing portfolio runs off and is replaced as needed by lower cost FHLB advances to match fund long-term fixed-rate loans. The average rate paid on brokered certificates of deposit increased 16 basis points to 2.57% and the weighted average original maturity decreased to 4.8 years from 5.3 years.

•
FHLB advances increased $93.5 million to $388.5 million. The average rate paid on FHLB advances decreased 18 basis points to 1.91% and the weighted average original maturity increased to 5.9 years from 5.4 years. The Company extended maturities during the first quarter of 2020 by entering into pay-fixed swaps, with terms to pay fixed rates and receive 3-month LIBOR, to partially pre-fund the Company’s loan originations with historically low cost funding.

Non-performing assets increased $6.0 million to $29.6 million, or 1.35% of total assets, compared to $23.5 million, or 1.12% of total assets.

•	The increase in non-performing assets was principally due to the impairment of one $5.0 million commercial relationship and the repurchase of $2.0 million of impaired legacy SBA loans.

•	The increase in non-performing assets was partially offset by a $1.3 million decrease in foreclosed properties, net of impairment, principally due to the sale of one legacy SBA property.
The allowance for loan and lease losses increased 16.5% primarily due to an increase in the general and specific reserve driven by the COVID-19 pandemic.

•
The Company recorded a provision for loan and lease losses of $3.2 million compared to $1.5 million. As a result of the anticipated effects of the COVID-19 pandemic, the Company increased the allowance for loan and lease losses by $3.1 million during the first quarter of 2020.

•	The allowance for loan and lease losses as a percent of total gross loans and leases was 1.30% compared to 1.14%.

•	Net recoveries were $46,000 compared to net charge-offs of $2.1 million.
First Quarter 2020 Compared to First Quarter 2019
Net interest income decreased $704,000, or 4%, to $17.1 million.

•
Net interest income reflected a decrease in net interest margin and a decrease in loan fees received in lieu of interest, partially offset by higher average loans and leases outstanding. Fees in lieu of interest totaled $722,000, compared to $2.2 million. Excluding fees in lieu of interest, net interest income increased $796,000, or 5.1%.

•	Net interest margin decreased 35 basis points to 3.44% from 3.79%. Excluding fees collected in lieu of interest, net interest margin decreased two basis points to 3.30% from 3.32%.

•
The average yield on loans and leases receivable decreased 85 basis points to 5.04% and the average rate paid on in-market deposits decreased 51 basis points to 0.96%, compared to an average decrease in the target federal funds interest rate of 207 basis points.

•	Average loans and leases receivable increased $89.3 million, or 5.4%, to $1.734 billion.
Non-interest income increased $1.8 million, or 38.3%, to $6.4 million.

•
Private wealth management fee income increased $185,000, or 9.6% to $2.1 million. Trust assets under management and administration measured $1.664 billion at March 31, 2020, down $67.5 million, or 3.9%, due to the precipitous drop in equity prices in late March 2020.

•	Commercial loan interest rate swap fee income totaled $1.7 million compared to $473,000.

•
Other fee income increased $252,000, or 31.3%, to $1.1 million compared to $805,000. Returns on the investment in mezzanine funds were $462,000 compared to $232,000. In addition, fee income from the Company’s newly established bank consulting division, First Business Consulting Services, totaled $63,000 compared to $10,000.

Non-interest expense decreased $1.6 million, or 9.0%, to $16.1 million. Operating expense increased $661,000, or 4.3%, to $15.9 million.

•
Compensation expense increased $887,000, or 8.7%, to $11.1 million. The increase in compensation reflects annual merit increases and an increase in staff as average full-time equivalent employees were 286 for the quarter ended March 31, 2020, compared to 277 for the quarter ended March 31, 2019.

•	Professional fee expense decreased $391,000, or 32.3%, to $819,000. The decrease was primarily due to decrease in consulting and recruiting expense.

•
No tax credit activity was recognized during the first quarter of 2020 compared to $1.9 million in expense during the first quarter of 2019 due to the impairment of an in-market federal historic tax credit investment, which corresponded with the recognition of a $2.8 million tax credit.

Total period-end loans and leases receivable increased $86.8 million, or 5.2%, to $1.743 billion.

•
Commercial and industrial loans increased $53.6 million, or 11.5%. This includes a $17.6 million, or 108.4% increase in purchased receivables from the Company’s nationwide accounts receivable financing division, First Business Growth Funding.

•	Commercial real estate loans increased $33.5 million, or 3.0%, driven primarily by an increase in multi-family and non-owner occupied real estate.

Total period-end in-market deposits increased $143.8 million, or 11.6%, to $1.383 billion.

•	Transaction and money market accounts increased $152.0 million, and $30.3 million, respectively.

•	Certificates of deposits decreased $38.6 million as client preferences continued to shift towards more liquid products.

•	Total period-end in-market deposits represent 73.2% of total Bank funding compared to 70.9%.
Period-end wholesale funding decreased $2.4 million, or 0.5%, to $505.3 million.

•
Brokered certificates of deposit decreased $145.4 million, or 55.4%, to $116.8 million as the existing portfolio runs off and is replaced as needed by lower cost FHLB advances to match fund long-term fixed-rate loans. The average rate paid on brokered certificates of deposit increased 41 basis points to 2.57% and the weighted average original maturity was 4.8 years in both periods.

•
FHLB advances increased $143.0 million, or 58.2%, to $388.5 million. The average rate paid on FHLB advances decreased 25 basis points to 1.91% and the weighted average original maturity increased to 5.9 years from 3.9 years.

Non-performing assets increased $3.5 million to $29.6 million, or 1.35% of total assets, compared to $26.1 million or 1.30%. The reasons for the increase in non-performing assets compared to the prior year quarter are consistent with the explanations discussed above with respect to the linked quarter.
The allowance for loan and lease losses increased 11.2% due to an increase in the general and specific reserve driven by the COVID-19 pandemic.

•	The Company recorded a provision for loan and lease losses of $3.2 million compared to $49,000.

•	The allowance for loan and lease losses as a percent of total gross loans and leases was 1.30% compared to 1.23%.

•	Net recoveries were $46,000 compared to net charge-offs of $25,000.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (Nasdaq:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•
Adverse changes in the economy or business conditions, either nationally or in our markets, including, without limitation, the adverse effects of the COVID-19 pandemic on the global, national, and local economy.

•	The effect of the COVID-19 pandemic on the Corporation’s credit quality, revenue, and business operations.

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.

•	Fluctuations in interest rates and market prices.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Assets
Cash and cash equivalents	$94,986	$67,102	$60,958	$45,875	$56,335
Securities available-for-sale, at fair value	175,564	173,133	160,665	158,933	156,783
Securities held-to-maturity, at amortized cost	30,774	32,700	33,400	34,519	35,914
Loans held for sale	6,331	5,205	3,070	4,786	5,447
Loans and leases receivable	1,743,399	1,714,635	1,720,542	1,719,976	1,656,646
Allowance for loan and lease losses	(22,748)	(19,520)	(20,170)	(19,819)	(20,449)
Loans and leases receivable, net	1,720,651	1,695,115	1,700,372	1,700,157	1,636,197
Premises and equipment, net	2,427	2,557	2,740	2,866	3,043
Foreclosed properties	1,669	2,919	2,902	2,660	2,547
Right-of-use assets	6,590	6,906	7,524	7,853	8,180
Bank-owned life insurance	51,056	42,761	42,432	42,127	41,830
Federal Home Loan Bank stock, at cost	9,733	7,953	8,315	6,720	6,635
Goodwill and other intangible assets	11,872	11,922	11,946	12,000	12,017
Accrued interest receivable and other assets	84,721	48,506	58,469	51,808	40,714
Total assets	$2,196,374	$2,096,779	$2,092,793	$2,070,304	$2,005,642
Liabilities and Stockholders’ Equity
In-market deposits	$1,383,299	$1,378,903	$1,320,957	$1,290,258	$1,239,494
Wholesale deposits	116,827	151,476	187,859	239,387	262,212
Total deposits	1,500,126	1,530,379	1,508,816	1,529,645	1,501,706
Federal Home Loan Bank advances and other borrowings	412,892	319,382	332,897	297,972	269,958
Junior subordinated notes	10,051	10,047	10,044	10,040	10,037
Lease liabilities	7,211	7,541	7,866	8,187	8,504
Accrued interest payable and other liabilities	70,437	35,274	42,378	35,605	30,337
Total liabilities	2,000,717	1,902,623	1,902,001	1,881,449	1,820,542
Total stockholders’ equity	195,657	194,156	190,792	188,855	185,100
Total liabilities and stockholders’ equity	$2,196,374	$2,096,779	$2,092,793	$2,070,304	$2,005,642

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total interest income	$23,372	$25,613	$25,438	$25,309	$25,679
Total interest expense	6,322	7,139	8,662	8,457	7,925
Net interest income	17,050	18,474	16,776	16,852	17,754
Provision for loan and lease losses	3,182	1,472	1,349	(784)	49
Net interest income after provision for loan and lease losses	13,868	17,002	15,427	17,636	17,705
Private wealth management service fees	2,112	2,073	2,060	2,138	1,927
Gain on sale of SBA loans	265	465	454	297	242
Service charges on deposits	818	789	795	743	777
Loan fees	485	451	439	464	414
Net loss on sale of securities	(4)	(42)	(4)	—	—
Swap fees	1,681	2,267	374	1,051	473
Other non-interest income	1,057	1,186	1,674	1,112	805
Total non-interest income	6,414	7,189	5,792	5,805	4,638
Compensation	11,052	11,030	10,324	10,503	10,165
Occupancy	572	563	580	559	590
Professional fees	819	957	751	784	1,210
Data processing	677	639	654	689	581
Marketing	461	610	548	581	482
Equipment	291	292	277	272	389
Computer software	889	929	859	827	799
FDIC insurance	208	46	1	302	293
Collateral liquidation cost (recovery)	121	10	110	89	(91)
Net loss (gain) on foreclosed properties	102	(17)	262	(21)	—
Tax credit investment impairment (recovery)	113	113	(120)	2,088	2,014
SBA recourse provision (benefit)	25	21	(427)	113	481
Other non-interest expense	816	1,580	897	678	829
Total non-interest expense	16,146	16,773	14,716	17,464	17,742
Income before income tax expense (benefit)	4,136	7,418	6,503	5,977	4,601
Income tax expense (benefit)	858	1,650	1,418	(595)	(1,298)
Net income	$3,278	$5,768	$5,085	$6,572	$5,899

Per common share:
Basic earnings	$0.38	$0.67	$0.59	$0.75	$0.67
Diluted earnings	0.38	0.67	0.59	0.75	0.67
Dividends declared	0.165	0.15	0.15	0.15	0.15
Book value	22.83	22.67	22.09	21.71	21.12
Tangible book value	21.44	21.27	20.71	20.33	19.75
Weighted-average common shares outstanding(1)	8,388,666	8,442,675	8,492,445	8,569,581	8,621,221
Weighted-average diluted common shares outstanding(1)	8,388,666	8,442,675	8,492,445	8,569,581	8,621,221

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,153,972	$13,523	4.69%	$1,161,802	$14,319	4.93%	$1,113,723	$14,689	5.28%
Commercial and industrial loans(1)	515,935	7,857	6.09%	523,237	9,239	7.06%	466,046	8,839	7.59%
Direct financing leases(1)	27,961	108	1.55%	28,439	308	4.33%	32,248	326	4.04%
Consumer and other loans(1)	35,874	361	4.03%	30,830	330	4.28%	32,436	353	4.35%
Total loans and leases receivable(1)	1,733,742	21,849	5.04%	1,744,308	24,196	5.55%	1,644,453	24,207	5.89%
Mortgage-related securities(2)	180,590	1,061	2.35%	172,539	1,047	2.43%	146,048	939	2.57%
Other investment securities(3)	23,280	127	2.18%	23,132	126	2.18%	30,131	156	2.07%
FHLB stock	8,512	205	9.63%	7,958	97	4.88%	7,055	89	5.05%
Short-term investments	35,763	130	1.45%	32,985	147	1.78%	45,190	288	2.55%
Total interest-earning assets	1,981,887	23,372	4.72%	1,980,922	25,613	5.17%	1,872,877	25,679	5.48%
Non-interest-earning assets	122,975			126,443			95,796
Total assets	$2,104,862			$2,107,365			$1,968,673
Interest-bearing liabilities
Transaction accounts	$271,531	647	0.95%	$221,446	629	1.14%	$215,400	871	1.62%
Money market	669,482	1,869	1.12%	676,255	2,345	1.39%	555,692	2,524	1.82%
Certificates of deposit	134,000	750	2.24%	146,128	888	2.43%	159,600	957	2.40%
Wholesale deposits	132,468	850	2.57%	172,033	1,036	2.41%	267,791	1,444	2.16%
Total interest-bearing deposits	1,207,481	4,116	1.36%	1,215,862	4,898	1.61%	1,198,483	5,796	1.93%
FHLB advances	325,929	1,559	1.91%	304,049	1,590	2.09%	267,989	1,444	2.16%
Other borrowings	24,385	370	6.07%	24,462	371	6.07%	24,449	411	6.72%
Junior subordinated notes	10,048	277	11.03%	10,045	280	11.15%	10,034	274	10.92%
Total interest-bearing liabilities	1,567,843	6,322	1.61%	1,554,418	7,139	1.84%	1,500,955	7,925	2.11%
Non-interest-bearing demand deposit accounts	291,129			306,278			257,222
Other non-interest-bearing liabilities	62,367			53,271			37,912
Total liabilities	1,921,339			1,913,967			1,796,089
Stockholders’ equity	183,523			193,398			172,584
Total liabilities and stockholders’ equity	$2,104,862			$2,107,365			$1,968,673
Net interest income		$17,050			$18,474			$17,754
Interest rate spread			3.10%			3.33%			3.37%
Net interest-earning assets	$414,044			$426,504			$371,922
Net interest margin			3.44%			3.73%			3.79%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Return on average assets (annualized)	0.62%	1.09%	0.97%	1.30%	1.20%
Return on average equity (annualized)	7.14%	11.93%	10.68%	14.09%	13.67%
Efficiency ratio	67.74%	64.77%	66.41%	67.41%	68.04%
Interest rate spread	3.10%	3.33%	2.95%	3.10%	3.37%
Net interest margin	3.44%	3.73%	3.40%	3.52%	3.79%
Average interest-earning assets to average interest-bearing liabilities	126.41%	127.44%	125.54%	123.99%	124.78%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Non-accrual loans and leases	$27,897	$20,613	$22,789	$25,864	$23,540
Foreclosed properties	1,669	2,919	2,902	2,660	2,547
Total non-performing assets	29,566	23,532	25,691	28,524	26,087
Performing troubled debt restructurings	134	140	146	151	169
Total impaired assets	$29,700	$23,672	$25,837	$28,675	$26,256

Non-accrual loans and leases as a percent of total gross loans and leases	1.60%	1.20%	1.32%	1.50%	1.42%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.69%	1.37%	1.49%	1.66%	1.57%
Non-performing assets as a percent of total assets	1.35%	1.12%	1.23%	1.38%	1.30%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.30%	1.14%	1.17%	1.15%	1.23%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	81.54%	94.70%	88.51%	76.64%	86.87%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Charge-offs	$131	$2,194	$1,099	$15	$48
Recoveries	(177)	(73)	(101)	(169)	(23)
Net (recoveries) charge-offs	$(46)	$2,121	$998	$(154)	$25
Net (recoveries) charge-offs as a percent of average gross loans and leases (annualized)	(0.01)%	0.49%	0.23%	(0.04)%	0.01%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total capital to risk-weighted assets	11.74%	12.01%	11.90%	11.92%	12.18%
Tier I capital to risk-weighted assets	9.45%	9.77%	9.62%	9.60%	9.69%
Common equity tier I capital to risk-weighted assets	8.96%	9.27%	9.11%	9.09%	9.17%
Tier I capital to adjusted assets	9.33%	9.27%	9.18%	9.36%	9.45%
Tangible common equity to tangible assets	8.41%	8.74%	8.59%	8.59%	8.68%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Commercial real estate:
Commercial real estate - owner occupied	$224,075	$226,614	$226,307	$210,471	$212,698
Commercial real estate - non-owner occupied	511,363	516,652	503,102	477,740	479,061
Land development	48,045	51,097	49,184	49,000	47,503
Construction	131,060	109,057	111,848	185,347	169,894
Multi-family	211,594	217,322	227,330	195,363	184,490
1-4 family	34,220	33,359	31,226	31,656	33,255
Total commercial real estate	1,160,357	1,154,101	1,148,997	1,149,577	1,126,901
Commercial and industrial	519,900	503,402	513,672	510,448	466,277
Direct financing leases, net	26,833	28,203	28,987	30,365	32,724
Consumer and other:
Home equity and second mortgages	6,513	7,006	7,373	7,513	8,377
Other	30,416	22,664	22,140	22,896	23,367
Total consumer and other	36,929	29,670	29,513	30,409	31,744
Total gross loans and leases receivable	1,744,019	1,715,376	1,721,169	1,720,799	1,657,646
Less:
Allowance for loan and lease losses	22,748	19,520	20,170	19,819	20,449
Deferred loan fees	620	741	627	823	1,000
Loans and leases receivable, net	$1,720,651	$1,695,115	$1,700,372	$1,700,157	$1,636,197
LEGACY SBA 7(a) AND EXPRESS LOAN COMPOSITION (1)

(Unaudited)	As of
(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Performing loans:
Off-balance sheet loans	$31,212	$35,029	$40,288	$44,385	$45,735
On-balance sheet loans	17,935	19,697	21,814	23,406	24,396
Gross loans	49,147	54,726	62,102	67,791	70,131
Non-performing loans:
Off-balance sheet loans	4,887	7,290	7,287	8,294	12,471
On-balance sheet loans	13,833	12,037	14,663	16,940	14,510
Gross loans	18,720	19,327	21,950	25,234	26,981
Total loans:
Off-balance sheet loans	36,099	42,319	47,575	52,679	58,206
On-balance sheet loans	31,768	31,734	36,477	40,346	38,906
Gross loans	$67,867	$74,053	$84,052	$93,025	$97,112

(1)	Defined as SBA 7(a) and Express loans originated in 2016 and prior.

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Non-interest-bearing transaction accounts	$301,657	$293,573	$280,990	$301,914	$286,345
Interest-bearing transaction accounts	343,064	273,909	206,267	244,608	206,360
Money market accounts	609,883	674,409	678,993	596,520	579,539
Certificates of deposit	128,695	137,012	154,707	147,216	167,250
Wholesale deposits	116,827	151,476	187,859	239,387	262,212
Total deposits	$1,500,126	$1,530,379	$1,508,816	$1,529,645	$1,501,706
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Trust assets under management	$1,519,632	$1,726,538	$1,651,809	$1,590,508	$1,564,821
Trust assets under administration	144,822	165,660	148,711	164,517	167,124
Total trust assets	$1,664,454	$1,892,198	$1,800,520	$1,755,025	$1,731,945

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Common stockholders’ equity	$195,657	$194,156	$190,792	$188,855	$185,100
Goodwill and other intangible assets	(11,872)	(11,922)	(11,946)	(12,000)	(12,017)
Tangible common equity	$183,785	$182,234	$178,846	$176,855	$173,083
Common shares outstanding	8,571,134	8,566,044	8,636,085	8,699,456	8,765,136
Book value per share	$22.83	$22.67	$22.09	$21.71	$21.12
Tangible book value per share	21.44	21.27	20.71	20.33	19.75

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Common stockholders’ equity	$195,657	$194,156	$190,792	$188,855	$185,100
Goodwill and other intangible assets	(11,872)	(11,922)	(11,946)	(12,000)	(12,017)
Tangible common equity	$183,785	$182,234	$178,846	$176,855	$173,083
Total assets	$2,196,374	$2,096,779	$2,092,793	$2,070,304	$2,005,642
Goodwill and other intangible assets	(11,872)	(11,922)	(11,946)	(12,000)	(12,017)
Tangible assets	$2,184,502	$2,084,857	$2,080,847	$2,058,304	$1,993,625
Tangible common equity to tangible assets	8.41%	8.74%	8.59%	8.59%	8.68%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total non-interest expense	$16,146	$16,773	$14,716	$17,464	$17,742
Less:
Net loss (gain) on foreclosed properties	102	(17)	262	(21)	—
Amortization of other intangible assets	9	7	11	11	11
SBA recourse provision (benefit)	25	21	(427)	113	481
Tax credit investment impairment (recovery)	113	113	(120)	2,088	2,014
Total operating expense (a)	$15,897	$16,649	$14,990	$15,273	$15,236
Net interest income	$17,050	$18,474	$16,776	$16,852	$17,754
Total non-interest income	6,414	7,189	5,792	5,805	4,638
Less:
Net loss on sale of securities	(4)	(42)	(4)	—	—
Adjusted non-interest income	6,418	7,231	5,796	5,805	4,638
Total operating revenue (b)	$23,468	$25,705	$22,572	$22,657	$22,392
Efficiency ratio	67.74%	64.77%	66.41%	67.41%	68.04%

Pre-tax, pre-provision adjusted earnings (b - a)	$7,571	$9,056	$7,582	$7,384	$7,156
Average total assets	$2,104,862	$2,107,365	$2,093,285	$2,024,805	$1,968,673
Pre-tax, pre-provision adjusted return on average assets	1.44%	1.72%	1.45%	1.46%	1.45%

NET INTEREST MARGIN, EXCLUDING FEES IN LIEU OF INTEREST
“Net interest margin, excluding fees in lieu of interest” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest divided by average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, and non-accrual interest. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core loan and deposit rate changes by removing the volatility that is associated with these recurring fees. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest income	$23,372	$25,613	$25,438	$25,309	$25,679
Interest expense	6,322	7,139	8,662	8,457	7,925
Net interest income (a)	17,050	18,474	16,776	16,852	17,754
Less:
Fees in lieu of interest	722	1,807	1,063	1,165	2,222
Net interest income, excluding fees in lieu of interest (b)	$16,328	$16,667	$15,713	$15,687	$15,532
Average interest-earning assets (c)	$1,981,887	$1,980,922	$1,971,696	$1,914,289	$1,872,877
Net interest margin (a / c)	3.44%	3.73%	3.40%	3.52%	3.79%
Net interest margin, excluding fees in lieu of interest (b / c)	3.30%	3.37%	3.19%	3.28%	3.32%